Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (File No. 333-135562) on Form SB-2, as amended, filed with the Securities and Exchange Commission and the Notice of Mutual Holding Company Reorganization on Form MHC-1 (“Form MHC-1”), as amended, Application for Approval of Minority Stock Issuance on Form MHC-2 (“Form MHC-2”), as amended, and Holding Company Application on Form H-(e)1-S (“Form H-(e)1-S”), as amended, filed with the Office of Thrift Supervision of our report dated March 25, 2006 on the financial statements of Ben Franklin Bank of Illinois. We also consent to the references to us under the headings “Tax Effects of the Reorganization”, “Legal and Tax Matters” and “Experts” in this Registration Statement (File No. 333-135562) on Form SB-2, as amended, and Forms MHC-1, as amended, MHC-2, as amended, and H-(e)1-S, as amended.

/s/ Crowe Chizek and Company LLC Crowe Chizek and Company LLC

Oak Brook, Illinois

August 2, 2006